UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Sunoco, Inc.

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Item 8.01              Other Events.

This Form 8-K is being filed in connection with a memorandum of understanding (a “Memorandum of Understanding”) regarding the settlement of certain litigation relating to, among other things, the Agreement and Plan of Merger dated as of April 29, 2012 as amended by Amendment No. 1 thereto, dated as of June 15, 2012, (the “Merger Agreement”), by and among Sunoco, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P. (“ETP GP”), Sam Acquisition Corporation (“Merger Sub”), and, for limited purposes set forth therein, Energy Transfer Equity, L.P. (“ETE”), pursuant to which, among other things, Merger Sub will be merged with and into Sunoco, with Sunoco surviving the merger as a subsidiary of ETP (the “Merger”), and the transactions contemplated thereby.

As previously disclosed in the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) by Sunoco on August 29, 2012 (the “proxy statement/prospectus”), following the announcement of the merger on April 30, 2012, eight putative class action and derivative complaints challenging the merger were filed in the Court of Common Pleas of Philadelphia County, Pennsylvania.  On August 1, 2012, the actions were consolidated pursuant to court order under the caption In re Sunoco, Inc., No. 1204-03894 (the “Action”).  On August 8, 2012, the plaintiffs filed an amended complaint in the consolidated action.  The amended consolidated complaint names as defendants the members of Sunoco’s board of directors as of April 29, 2012 and alleges that they breached their fiduciary duties by negotiating and executing, through an unfair and conflicted process, a merger agreement that provides inadequate consideration and contains impermissible terms designed to deter alternative bids.  The amended consolidated complaint also names as defendants ETP, ETP GP, Merger Sub, and ETE, alleging that they aided and abetted the breach of fiduciary duties by Sunoco’s directors.  The amended consolidated complaint also names Sunoco as a nominal defendant.

On August 30, 2012, the Court of Common Pleas dismissed four of the plaintiffs’ claims in their entirety, the two claims against ETP for aiding and abetting breaches of fiduciary duty, the claim against Sunoco’s directors for corporate waste, and the claim against Sunoco’s directors for gross mismanagement.  The court also dismissed the plaintiffs’ remaining direct or class claims except insofar as they related to the disclosures in the proxy statement/prospectus.

On September 24, 2012, Sunoco entered into a memorandum of understanding with the plaintiffs regarding the settlement of the Action.

While Sunoco believes that the claims in the amended consolidated complaint are without merit, Sunoco has agreed, in order to avoid the expense and burden of continued litigation and pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below.  In addition, Sunoco or its successors have agreed to provide limited outplacement assistance services to Philadelphia-area employees of Sunoco who are adversely affected by the completion of the merger within one year of its closing (if any).  Subject to completion of certain confirmatory discovery by plaintiffs’ counsel, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.  The stipulation of settlement will be subject to customary conditions, including court approval following notice to Sunoco’s stockholders.  In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court of Common Pleas of Philadelphia County, Pennsylvania will consider the fairness, reasonableness, and adequacy of the settlement.  If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement.  In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Court of Common Pleas of Philadelphia County, Pennsylvania for an award of attorneys’ fees and expenses to be paid by Sunoco or its successor, which the defendants may oppose.  Sunoco or its successor will pay or cause to be paid any attorneys’ fees and expenses awarded by the Court of Common Pleas of Philadelphia County, Pennsylvania.  There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court of Common Pleas of Philadelphia County, Pennsylvania will approve the settlement even if the parties were to enter into such stipulation.  In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

In connection with the settlement of the outstanding stockholder suits in the Court of Common Pleas of Philadelphia County, Pennsylvania as described in this Form 8-K, Sunoco has agreed to make these supplemental disclosures to the proxy statement/prospectus.  This supplemental information should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus.

PROPOSAL 1:  THE MERGER

Background of the Merger

The first sentence of the second paragraph on page 31 of the proxy statement/prospectus is replaced and supplemented with the following:

Throughout the middle of 2011, while Sunoco was conducting its strategic review to focus on its core and most profitable businesses, three private equity firms approached members of Sunoco management at different times about acquiring some or all of the refining business of Sunoco and possibly Sunoco in its entirety.

The final two sentences of the third full paragraph on page 32 of the proxy statement/prospectus are replaced and supplemented with the following:

Ms. Elsenhans and Mr. MacDonald also described the lack of interest from the private equity firms that had previously approached Sunoco about a transaction involving the entire company, and, with the assistance of management and representatives of Credit Suisse, Sunoco’s board of directors discussed other potential transaction partners, including convenience store and gas station operators, integrated oil companies, refiners, pipeline companies, master limited partnerships and other participants in the oil & gas industry, including non-U.S. companies.  After discussion, the board concluded that any other potential transaction partner would be speculative at the given time, and that management should focus its limited resources on Company A and ETE given their demonstrated interest.  Therefore, the Sunoco board of directors agreed that management should pursue discussions with both Company A and ETE regarding a potential transaction to determine whether either of them would set forth a proposal that could be evaluated by the Sunoco board of directors.

The fourth full paragraph on page 32 of the proxy statement/prospectus is replaced and supplemented with the following:

In order to facilitate discussions regarding a potential transaction, Sunoco and ETE entered into a mutual confidentiality agreement on March 5, 2012, with the intention of expanding the information available for the due diligence investigation of each company.  For the same purpose, Sunoco also entered into a mutual confidentiality agreement with Company A on March 6, 2012.  Each of the confidentiality agreements with ETE and Company A contained a mutual standstill provision that prohibited Sunoco and the other party from seeking to acquire the other company for a period of 24 months from the date of the confidentiality agreement.  Each standstill provision, however, contained an exception allowing for each party’s chief executive officer to contact the other party’s chief executive officer, for the purpose of expressing continuing or renewed interest in completing a transaction.

The seventh full paragraph on page 32 of the proxy statement/prospectus is replaced and supplemented with the following:

On March 16, 2012, Mr. MacDonald and other executives from Sunoco, management from Company A and their respective financial advisors held a meeting in Detroit, Michigan, at which Sunoco provided substantially the same management presentation as had been given to ETE, except that the presentation given to Company A contained information specifically regarding potential synergies between Company A and Sunoco.

The sixth sentence of the sixth paragraph on page 33 of the proxy statement/prospectus is replaced and supplemented with the following:

The Sunoco board of directors, management and advisors also reviewed ETE’s acquisition history, including a review of the principal terms of ETP’s major transactions since 2003 and, in particular, ETE’s pending acquisition of Southern Union.  Credit Suisse reviewed with the Sunoco board publicly available information regarding the ETE-Southern Union transaction, including information regarding the originally proposed transaction between ETE and Southern Union, the third-party proposals and counterproposals that resulted in ETE  revising its proposal to acquire Southern Union for a mix of stock and cash, and the cost savings and synergies that management of ETE expected to realize as a result of the transaction.

The final sentence of the sixth paragraph on page 33 of the proxy statement/prospectus is replaced and supplemented with the following:

In addition, the Sunoco board of directors, management, and financial and legal advisors also reviewed additional potential strategic alternatives and transactions that they could pursue to maximize shareholder value, such as the sale or spin-off of the retail or logistics business, an initial public offering of the logistics business, seeking to monetize Sunoco’s real estate holdings, as well as testing the market with other potential buyers.  During its discussion, the Sunoco board identified several potential considerations that weighed negatively on pursuing those alternatives at that time, including negative tax consequences of the transactions, execution risk and the risk that Sunoco would lose the opportunity to pursue one or both of the transactions with Company A and ETE.

The final sentence of the second full paragraph on page 34 of the proxy statement/prospectus is replaced and supplemented with the following:

During that call, Mr. MacDonald told the chief executive officer of Company A that Sunoco had received an indication of interest from another party and advised that, in order for Company A not to be disadvantaged in proposing a transaction, Company A should proceed on a more expedited basis, in line with ETE’s proposed timeline, than Company A had originally indicated it would.

The final sentence of the sixth full paragraph on page 34 of the proxy statement/prospectus is replaced and supplemented with the following:

The financial analysis prepared by Company A’s financial advisor, which was based on a no or low premium transaction, differed significantly from Sunoco management’s view of the potential financial implications of a transaction with Company A because Company A’s analysis included lower synergies, lower growth, and greater environmental costs than Sunoco’s estimates of those items, and applied lower multiples to Sunoco’s cash flows.

The final two sentences of the first paragraph on page 35 of the proxy statement/prospectus are replaced and supplemented with the following:

Mr. Warren and Mr. MacDonald also discussed that, as part of the transaction, ETE would agree to waive a portion of its incentive distribution rights from ETP for a period of time.  Mr. Warren and Mr. MacDonald discussed that the waiver by ETE of a portion of its incentive distribution rights payments from ETP should make the transaction more beneficial to ETP unitholders and serve as an additional inducement to Sunoco shareholders who would become ETP unitholders as a result of the merger.  Mr. Warren and Mr. MacDonald also discussed that ETE had agreed to relinquish its rights to approximately $220 million of the incentive distributions from ETP that ETE would otherwise be entitled to receive in connection with its transaction with Southern Union.  Mr. Warren noted that, while ETE was willing to waive a portion of its incentive distribution rights, the precise value and timing of the waiver would be subject to negotiation between ETE and an independent committee of the ETP board of directors.

The final sentence of the third paragraph on page 35 of the proxy statement/prospectus is replaced and supplemented with the following:

Credit Suisse also discussed certain similarities and differences between ETE and ETP and the interests in ETE and ETP represented by their common units, including their respective current yields, compound annual growth rate of distributions, incentive distribution rights, total debt and credit ratings, and trading volume.  Among other things, Credit Suisse noted ETP’s lower dividend growth rate and higher dividend yield and also noted that both ETE and ETP had significant market capitalizations.  Mr. MacDonald noted that ETE was still prepared to offer ETE equity in a transaction, but that the overall value offered would be lower than the value of a transaction in which ETP equity was offered.

The third and fourth sentences of the paragraph spanning pages 35 and 36 of the proxy statement/prospectus are replaced and supplemented with the following:

The Sunoco board of directors concluded that the proposed consideration from ETP was likely to provide greater value than these other alternatives, including a standalone strategy, and that, based on its extensive strategic review and the information provided by Credit Suisse regarding the way in which potential purchasers would evaluate the company,  it was unlikely that another potential acquiror would be willing to offer a premium on the entire Sunoco business that was equal to, or greater than, the value being offered by ETP.  Based on the discussions with management and Sunoco’s outside legal and financial advisors, the Sunoco board concluded that the ETP offer was a substantial improvement from the prior ETE offer, that the change of consideration from ETE common units to ETP common units was not detrimental to the value to be received by the Sunoco shareholders in the transaction, and that management should continue to pursue the ETP transaction.

The fifth paragraph on page 37 of the proxy statement/prospectus is replaced and supplemented with the following:

On April 25, 2012, members of the managements of Sunoco and ETP and Sunoco’s financial advisor met in New York with two ratings agencies, Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., to present the proposed merger and other transactions contemplated by the merger agreement and discuss the potential ratings implications of those transactions.  In the days following these meetings, each ratings agency reaffirmed ETP’s existing ratings.  In addition, Sunoco management continued its due diligence with respect to ETP at a meeting at which representatives of Sunoco management and Credit Suisse met with management of ETP.

The second sentence of the first full paragraph on page 38 of the proxy statement/prospectus is replaced and supplemented with the following:

During the conference call, certain issues still to be resolved by the parties were identified, including the alternate restructuring of the transaction to transfer one half of ETP’s interest in the merger subsidiary to ETE.

The sixth sentence of the paragraph spanning pages 38 and 39 of the proxy statement/prospectus is replaced and supplemented with the following:

Representatives from Wachtell Lipton and Credit Suisse provided information about the relative size of the breakup fee as compared to the ranges of breakup fees agreed in other merger transactions, including transactions of similar sizes or involving companies in similar businesses and industries, and Wachtell Lipton discussed with the board the possible effects of the breakup fee, including potential litigation that could result from the breakup fee and the way in which courts viewed breakup fees in strategic transactions.

The following is inserted before the last sentence of the paragraph spanning pages 38 and 39 of the proxy statement/prospectus:

(The full text of the written opinion of Credit Suisse, dated April 29, 2012, which sets forth procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion, is attached as Annex C to this proxy statement/prospectus.)

The following is inserted before the last sentence of the fourth full paragraph of page 39 of the proxy statement/prospectus:

Credit Suisse noted that the information it had reviewed indicated that giving effect to the transactions contemplated by the post-closing structure would marginally increase projected distributable and distributed cash flow per common unit of ETP in each of 2013, 2014, and 2015, and would reduce projected total debt to EBITDA ratios for ETP for each of those years.

The following is inserted as a new paragraph after the final paragraph on page 39 of the proxy statement/prospectus:

The conflicts committee of the ETP board of directors was given the authority and power to review, evaluate and, to the extent appropriate, negotiate the terms of the Holdco restructuring.  Wells Fargo Securities, LLC acted as financial advisor to ETP, while Evercore Partners acted as financial advisor to the conflicts committee.  After extensive negotiations with ETE, and after considering the advice of its legal and financial advisors, the conflicts committee determined that the Holdco restructuring was in the best interests of the holders of the ETP common units, other than ETE and its affiliates, and approved the Holdco restructuring, which constituted “Special Approval” of the Holdco restructuring under ETP’s partnership agreement, and recommended that the ETP board of directors approve the proposed transaction.

Recommendation of Sunoco’s Board of Directors and Reasons for the Merger

The third bullet point on page 41 of the proxy statement/prospectus is replaced and supplemented with the following:

•         Sunoco, Sunoco Logistics and ETP management’s identification of $70 million worth of operational synergies on an annualized basis and the fact that Sunoco’s shareholders would benefit from any achieved synergies by becoming ETP unitholders.  The synergies identified included:

•         $5 million in compensation and benefits synergies;

•         $10 million in corporate overhead synergies; and

•         $55 million in commercial and operational synergies.

Opinion of Sunoco’s Financial Advisor

The following is inserted after the third sentence of the first paragraph on page 45 of the proxy statement/prospectus:

Sunoco management included these assumptions in its forecast in order to provide what it believed would provide a reasonable basis of comparison to ETP’s valuation by assuming the success of Sunoco’s standalone initiatives.

The following is inserted after the final sentence of the fourth full paragraph on page 47 of the proxy statement/prospectus:

In connection with performing discounted cash flow analyses, the ranges of discount rates applied to levered cash flows were determined taking into account the cost of equity and the ranges of discount rates applied to unlevered cash flows were determined taking into account the weighted average cost of capital.  Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Sunoco common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address the matters discussed under “Comparison of Rights of Sunoco Shareholders and ETP Unitholders” described elsewhere in this proxy statement/prospectus.

The final sentence of the paragraph under the heading “Sum-of-the Part Basis—Selected Companies Analysis” on page 48 of the proxy statement/prospectus is replaced and supplemented with the following:

The selected companies were selected because Credit Suisse, taking into account its experience as investment bankers, deemed them to be similar to Sunoco’s logistics business or Sunoco’s retail business in one or more respects including the nature of their business, size, diversification and financial performance.

The paragraph following the first table on page 49 of the proxy statement/prospectus is replaced and supplemented with the following:

Taking into account the results of the selected companies analysis and its experience as investment bankers, Credit Suisse applied percentage of distributable cash flow ranges of 4.50% to 4.00% and 5.00% to 4.25% to Sunoco management’s estimates of 2012E distributable cash flow and 2013E distributable cash flow for Sunoco’s interests in its logistics business, which resulted in an implied enterprise valuation reference range of approximately $2.100 billion to $2.500 billion for Sunoco’s interests in its logistics business.  Credit Suisse noted that the lower the percentage distributable cash flow yield, the higher the implied value.

The paragraph following the second table on page 49 of the proxy statement/prospectus is replaced and supplemented with the following:

Taking into account the results of the selected companies analysis with respect to Sunoco’s retail business and its experience as investment bankers, Credit Suisse applied multiple ranges of 6.5x to 7.5x and 6.0x to 7.0x to Sunoco management’s estimate of 2012E EBITDA and 2013E EBITDA for its retail business, which resulted in an implied enterprise valuation reference range of approximately $1.650 billion to $1.900 billion for Sunoco’s retail business.

The second full paragraph on page 50 of the proxy statement/prospectus is replaced and supplemented with the following:

In performing a discounted cash flow analysis with respect to Sunoco’s interests in its logistics business, Credit Suisse applied discount rates ranging from 9.0% to 11.0% and long-term perpetuity growth rates ranging from 2.0% to 3.0% to the projected unlevered free cash flows from Sunoco’s interests in its logistics business which resulted in an implied enterprise valuation reference range of approximately $1.725 billion to $2.553 billion for Sunoco’s interests in its logistics business.  The range of discount rates applied by Credit Suisse was selected taking into account the weighted average costs of capital for the selected corporate general partners of oil and gas master limited partnerships with publicly traded equity securities referred to above and Credit Suisse’s experience as investment bankers.  The range of long term perpetuity growth rates applied by Credit Suisse was selected taking into account discussions with and input from Sunoco’s management and projections based on publicly available research analyst estimates for the selected corporate general partners of oil and gas master limited partnerships with publicly traded equity securities referred to above.

The following is inserted after the last sentence of the third full paragraph of page 50 of the proxy statement/prospectus:

The range of discount rates applied by Credit Suisse was selected taking into account the weighted average costs of capital for the selected companies with significant retail fuel distribution businesses and publicly traded equity securities referred to above and Credit Suisse’s experience as investment bankers.  The range of terminal value multiples applied by Credit Suisse was selected taking into account the selected companies analysis with respect to the selected companies with significant retail fuel distribution businesses and publicly traded equity securities referred to above.

The fourth full paragraph on page 50 of the proxy statement/prospectus is replaced and supplemented with the following:

In performing a discounted cash flow analysis with respect to certain corporate-level assets and other businesses of Sunoco, Credit Suisse applied discount rates ranging from 8.0% to 10.0% and long-term perpetuity growth rates ranging from 0.0% to 1.0% to the projected unlevered free cash flows from certain corporate-level assets and other businesses of Sunoco which resulted in an implied enterprise valuation reference range of approximately $140 million to $150 million for certain corporate-level assets and other businesses of Sunoco.  The range of discount rates applied by Credit Suisse was selected taking into account the weighted average costs of capital for the selected corporate general partners of oil and gas master limited partnerships with publicly traded equity securities referred to above and the selected companies with significant retail fuel distribution businesses and publicly traded equity securities referred to above and Credit Suisse’s experience as investment bankers.  The range of long term perpetuity growth rates applied by Credit Suisse was selected taking into account discussions with and input from Sunoco’s management and projections based on publicly available research analyst estimates for the selected corporate general partners of oil and gas master limited partnerships with publicly traded equity securities referred to above.

The following is inserted after the last sentence of the fifth full paragraph on page 50 of the proxy statement/prospectus:

The implied per share equity valuation reference range was determined by subtracting net debt and other corporate adjustments from the aggregate implied enterprise valuation reference range and dividing that amount by the number of diluted shares of common stock outstanding.

The final sentence of the paragraph spanning pages 50 and 51 of the proxy statement/prospectus is replaced and supplemented with the following:

The selected transactions were selected because Credit Suisse, taking into account its experience as investment bankers, deemed the target companies in those transactions similar to Sunoco’s general partner interest and incentive distribution rights in Sunoco Logistics or similar to Sunoco’s retail business in one or more respects including the nature of their business, size, diversification and financial performance.

The second sentence of the paragraph spanning pages 51 and 52 of the proxy statement/prospectus is replaced and supplemented with the following:

Taking into account the results of the selected transactions analysis and its experience as investment bankers, Credit Suisse applied ranges of yields on after tax distributions of 5.00% to 4.00% to Sunoco management’s estimates of 2012E after-tax distributions for Sunoco’s general partner interest and incentive distribution rights in Sunoco Logistics, which resulted in an implied enterprise valuation reference range of approximately $750 million to $950 million for Sunoco’s general partner interest and incentive distribution rights in Sunoco Logistics.

The third full paragraph on page 52 of the proxy statement/prospectus is replaced and supplemented with the following:

Taking into account the results of the selected transactions analysis with respect to Sunoco’s retail business and its experience as investment bankers, Credit Suisse applied multiple ranges of 6.5x to 8.0x Sunoco’s last twelve months EBITDA for its retail business, which resulted in an implied enterprise valuation reference range of approximately $1.700 billion to $2.100 billion for Sunoco’s retail business.

The paragraph spanning pages 52 and 53 of the proxy statement/prospectus is replaced and supplemented with the following:

Credit Suisse also performed a discounted cash flow analysis with respect to Sunoco on a combined basis in reliance on the Sunoco Forecasts.  In performing the discounted cash flow analysis with respect to Sunoco, Credit Suisse applied discount rates ranging from 9.0% to 11.0% and long-term perpetuity growth rates ranging from 2.0% to 3.0% to the projected distributable cash flows and dividends for Sunoco, which resulted in an implied reference range of approximately $2.330 billion to $3.399 billion and an implied per share equity valuation reference range of approximately $37.89 to $47.93 per share of Sunoco common stock, as compared to the implied value of the merger consideration of $50.13 per share of Sunoco common stock. The range of discount rates applied by Credit Suisse was selected taking into account the costs of equity for the selected corporate general partners of oil and gas master limited partnerships with publicly traded equity securities referred to above and Credit Suisse’s experience as investment bankers. The range of long term perpetuity growth rates applied by Credit Suisse was selected taking into account projections based on publicly available research analyst estimates for the selected corporate general partners of oil and gas master limited partnerships with publicly traded equity securities referred to above and discussions with Sunoco’s management.

The second sentence of the first full paragraph on page 53 of the proxy statement/prospectus is replaced and supplemented with the following:

The selected companies were selected because Credit Suisse, taking into account its experience as investment bankers, deemed them to be similar to ETP in one or more respects including the nature of their business, size, diversification and financial performance.

The final paragraph on page 53 of the proxy statement/prospectus is replaced and supplemented with the following:

Taking into account the results of the selected companies analysis and its experience as investment bankers, Credit Suisse (1) applied distributable cash flow yields of 6.75% to 7.75% to ETP management’s estimate of 2012E distributable cash flow per ETP common unit, which resulted in an implied valuation reference range of $42.61 to $48.92 per ETP common unit, (2) applied distributable cash flow yields of 7.00% to 8.50% to ETP management’s estimate of 2013E distributable cash flow per ETP common unit, which resulted in an implied valuation reference range $43.70 to $53.06 per ETP common unit, (3) applied distributed cash flow yields of 7.00% to 7.75% to ETP’s current distributed cash flow per ETP common unit, which resulted in an implied valuation reference range of $46.13 to $51.07 per ETP common unit, (4) applied distributed cash flow yields of 7.00% to 7.75% to ETP management’s estimate of 2012E distributed cash flow per ETP common unit, which resulted in an implied valuation reference range of $46.13 to $51.07 per ETP common unit, and (5) applied distributed cash flow yields of 7.25% to 8.00% to ETP management’s estimate of 2013E distributed cash flow per ETP common unit, which resulted in an implied valuation reference range of $45.44 to $50.14 per ETP common unit.  Taking into account the results of the selected companies analysis and its experience as investment bankers, Credit Suisse selected an implied valuation reference range of $44.00 to $51.00 per ETP common unit, as compared to the closing market price on April 27, 2012 of $47.92 per ETP common unit used to determine the implied value of the merger consideration per share of Sunoco common stock used by Credit Suisse for purposes of its analyses.

The following is inserted following the final sentence of the first paragraph on page 54 of the proxy statement/prospectus:

The range of discount rates applied by Credit Suisse was selected taking into account the equity cost of capital for the selected companies with publicly traded equity securities referred to above.  The range of long term perpetuity growth rates applied by Credit Suisse was selected taking into account publicly available research analyst estimates with respect to the future financial performance of the selected companies referred to above and discussions with ETP’s management.

The following is inserted following the first paragraph on page 54 of the proxy statement/prospectus:

Other Considerations

Historical trading premiums

Credit Suisse noted that the implied value of the merger consideration per share of $50.13 per share of Sunoco common stock, represented a premium of: 22.5% to the closing price of Sunoco common stock on April 27, 2012; 22.5% to the highest closing price of Sunoco common stock during the 52 weeks prior to April 27, 2012 after adjusting for the spin-off of SunCoke in January 2012 and the IPO of SunCoke in July 2011; 29.1% to the average closing price of Sunoco common stock for the month prior to April 27, 2012; and 48.6% to the average closing price of Sunoco common stock for the year prior to April 27, 2012 after adjusting for the spin-off of SunCoke in January 2012.

The fourth sentence of the paragraph spanning pages 54 and 55 of the proxy statement/prospectus is replaced and supplemented with the following:

Information regarding Credit Suisse’s past engagements with ETP, Sunoco and their respective affiliates was considered by the board prior to its authorization to engage Credit Suisse and also prior to the execution of the merger agreement.  In addition, at the request of Sunoco and ETP, and with the knowledge and approval of the Sunoco board, representatives of Credit Suisse participated in meetings among ETP, Sunoco and statistical ratings agencies to discuss the potential ratings implications of the merger and other transactions contemplated by the merger agreement.

IMPORTANT ADDITIONAL INFORMATION IS AVAILABLE WITH THE SEC

In connection with the proposed merger between Energy Transfer Partners, L.P. (“ETP”) and Sunoco, Inc. (“Sunoco”), ETP has filed with the U.S. Securities and Exchange Commission (the “SEC”), and the SEC declared effective on August 24, 2012, a registration statement on Form S-4 that contains a proxy statement/prospectus.  Sunoco filed a definitive proxy statement/prospectus with the SEC on August 29, 2012.  THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION ABOUT ETP, SUNOCO, THE PROPOSED TRANSACTION AND RELATED MATTERS.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS.  Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by ETP and Sunoco through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of ETP or Sunoco at the following:

Energy Transfer Partners, L.P.	Sunoco, Inc.
3738 Oak Lawn Ave.	1818 Market Street, Suite 1500
Dallas, TX 75219	Philadelphia, PA 19103
Attention: Investor Relations	Attention: Investor Relations
Phone: (214) 981-0795	Phone: (215) 977-6764
E-mail: InvestorRelations@energytransfer.com	Email: SunocoIR@sunocoinc.com

PARTICIPANTS IN THE SOLICITATION

ETP and Sunoco, and their respective directors, executive officers and affiliates, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the merger agreement.  Information regarding directors and executive officers of ETP’s general partner is contained in ETP’s Form 10-K for the year ended December 31, 2011, which has been filed with the SEC.  Information regarding Sunoco’s directors and executive officers is contained in Sunoco’s definitive proxy statement dated March 16, 2012, which is filed with the SEC.  A more complete description is available in the proxy statement/prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between ETP and Sunoco, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, and any other statements about ETP, Energy Transfer Equity, L.P. (“ETE”), Sunoco Logistics Partners, L.P. (“SXL”) or Sunoco managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including:  the ability to consummate the proposed transaction; the ability to obtain Sunoco shareholder approval and the satisfaction of other conditions to consummation of the transaction; the ability of  ETP to successfully integrate Sunoco’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity and certain agricultural products; the timing and success of business development efforts; terrorism; and the other factors described in the Annual Reports on Form 10-K for the year ended December 31, 2011 filed with the SEC by ETP, ETE, SXL and Sunoco.  ETP, ETE, SXL and Sunoco disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.